Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 16, 2015, with respect to the consolidated financial statements of Grant Company, Inc. as of December 31, 2013 and 2012 and for the years then ended included in the Current Report on Form 8-K/A of Nexstar Broadcasting Group, Inc., which is incorporated by reference in the Registration Statement of Nexstar Broadcasting Group, Inc. We consent to the incorporation by reference of the aforementioned report in the Registration Statement of Nexstar Broadcasting Group, Inc., and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

April 26, 2016